Results of June 1, 2000 shareholder meeting
(Unaudited)
44

An annual meeting of shareholders of the fund was held on
June 1, 2000. At the meeting, each of the nominees for
Trustees was elected, as follows:
                    Votes               Votes for withheld
Jameson Adkins Baxter    127,353,988              3,679,138
Hans H. Estin            127,145,757              3,887,368
John A. Hill             127,379,358              3,653,767
Ronald J. Jackson        127,371,696              3,661,430
Paul L. Joskow           127,376,340              3,656,785
Elizabeth T. Kennan           127,277,900
3,755,225
Lawrence J. Lasser       127,363,658              3,669,467
John H. Mullin III       127,358,699              3,674,426
Robert E. Patterson           127,404,749
3,628,376
George Putnam, III       127,342,171              3,690,954
A.J.C. Smith             127,288,314              3,744,811
W. Thomas Stephens       127,374,776              3,658,349
W. Nicholas Thorndike    127,254,496              3,778,630


A proposal to ratify the selection of KPMG LLP as the independent auditors of your fund was approved as follows:
128,544,633 votes for, and 1,012,536 votes against, with 1,475,956 abstentions.

All tabulations are rounded to nearest whole number.